Exhibit 99.1

GTSI Given Filing Extension by NASDAQ

Expects to Complete and File Quarterly Reports and
Restatements in December

CHANTILLY, Va. — December 5, 2006 —GTSI (R) Corp. (NASDAQ: GTSI) a leading government information technology solutions provider, today announced that it has received a letter from the NASDAQ  Listing Qualifications Panel stating that the Company has been granted until January 9, 2007 to file its Form 10-Q for the quarter ended June 30, 2006, its Form 10-Q for the quarter ended September 30, 2006, and the amended Form 10-K’s and Form 10-Q’s containing all required restatements of financial statements.

“We are pleased that NASDAQ has granted the extension until January 9, 2007,” said Jim Leto, GTSI’s President and Chief Executive Officer.  “Despite being incredibly close to completing this process, the Company and its independent auditors needs additional time to complete the necessary work.  We are eager to have this matter completed and thankful to our investors, customers, and employees for their loyalty and support during this period.”

It is anticipated that the filing of the restatements of financial statements for fiscal years 2003, 2004 and 2005, and  the quarter ended March 30, 2006, as well as the quarterly filings for the quarters ended June 30, 2006 and September 30, 2006 will be completed in December.

In related news, GTSI, in a Form 8-K filing with the Securities and Exchange Commission, announced that its syndicate of creditors has amended and revised several provisions of the Credit Agreement to allow the Company to better meet key financial covenants.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions aggregator, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s unique Technology Practices consisting of certified experts, deliver exceptional solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

GTSI Contacts:

Paul Liberty

703.502.2540

paul.liberty@gtsi.com

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GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other Countries.  All trade names are the property of their respective owners.